Exhibit 99.1

B&G Foods Announces Fourth Quarter and Fiscal 2007 Financial Results

Parsippany, N.J., March 6, 2008—B&G Foods, Inc. (NYSE: BGS, BGF), a manufacturer and distributor of high-quality, shelf-stable foods, today announced financial results for the thirteen and fifty-two weeks ended December 29, 2007.

Financial Results for the Fourth Quarter

Net sales for the thirteen weeks ended December 29, 2007 (fourth quarter of 2007) increased $21.2 million or 19.0% to $132.4 million from $111.2 million for the thirteen weeks ended December 30, 2006 (fourth quarter of 2006).  The Cream of Wheat acquisition accounted for $20.0 million of the net sales increase offset by a decrease in net sales of $0.6 million relating to the termination of a temporary co-packing arrangement.  The remaining $1.8 million of the net sales increase related to increases in sales price and unit volume.  Net sales of Cream of Wheat products for the fourth quarter of 2007 increased $2.4 million, or 13.8%, as compared to net sales during the fourth quarter of 2006 under the brand’s prior owner.

Gross profit for the fourth quarter of 2007 increased 38.8% to $39.7 million from $28.6 million in the fourth quarter of 2006.  Gross profit expressed as a percentage of net sales increased 4.3% to 30.0% for the fourth quarter of 2007 from 25.7% in the fourth quarter of 2006.  The increase in gross profit expressed as a percentage of net sales was due to the positive effect of the Cream of Wheat acquisition.  Operating income increased 48.2% to $20.7 million for the fourth quarter of 2007, from $14.0 million in the fourth quarter of 2006.

Net income increased 80.1% to $5.2 million for the fourth quarter of 2007 compared to $2.9 million for the fourth quarter of 2006.  Earnings per share of Class A common stock was $0.14 for the fourth quarter of 2007.  Earnings per share of Class A common stock was negatively impacted by $0.01 due to a $0.5 million accrual ($0.3 million, net of tax) during the fourth quarter relating to the special bonus awards discussed below.  Prior to the third quarter of 2007, B&G Foods had two classes of common stock outstanding, and computed earnings per share under the two class method.  As a result, it is not meaningful to compare earnings per share for the fourth quarter of 2007 to the fourth quarter of 2006 or fiscal 2007 to fiscal 2006.

For the fourth quarter of 2007, EBITDA (see “About Non-GAAP Financial Measures” below) increased 51.0% to $24.3 million from $16.1 million for the fourth quarter of 2006.

David L. Wenner, Chief Executive Officer of B&G Foods, stated, “Our company had an outstanding quarter, setting company records in every metric including net sales, net income and EBITDA. These results – for the fourth quarter of 2007 and for all of fiscal 2007 – testify to our successful integration of the Cream of Wheat business and the stability of our base business in a challenging cost environment.”

Financial Results for Fiscal 2007

Net sales increased $60.0 million or 14.6% to $471.3 million for fiscal 2007 from $411.3 million for fiscal 2006.  The Cream of Wheat acquisition accounted for $54.2 million of the net sales increase offset by a decrease in net sales of $3.0 million relating to the termination of a temporary co-packing arrangement.  The remaining $8.8 million of the net sales increase related to increases in sales price and unit volume.  Net sales of Cream of Wheat products for fiscal 2007 (which includes two months of net sales under the brand’s prior owner) increased $3.8 million, or 6.1%, as compared to net sales during fiscal 2006 under the brand’s prior owner.

Gross profit increased $33.7 million or 29.6% to $148.0 million in fiscal 2007 from $114.3 million in fiscal 2006.  Gross profit expressed as a percentage of net sales increased 3.6% to 31.4% in fiscal 2007 from 27.8% in fiscal 2006.  The increase in gross profit expressed as a percentage of net sales was due to the positive effect of the Cream of Wheat acquisition.  Operating income increased 33.0% to $81.2 million during fiscal 2007, compared to $61.0 million in the comparable period of fiscal 2006.

Net income increased 54.0% to $17.8 million for fiscal 2007 compared to $11.6 million for fiscal 2006.  For fiscal 2007, earnings per share of Class A common stock was $0.62.  Earnings per share of Class A common stock was negatively impacted by $0.04 due to a $1.9 million accrual ($1.2 million, net of tax) for special bonus awards to be paid in March 2008 to certain executive officers and members of our senior management in recognition of their contributions to the successful completion of the Cream of Wheat acquisition and the Class A common stock offering.

For the fiscal 2007, EBITDA increased 36.9% to $94.5 million from $69.0 million for fiscal 2006.

Conference Call

B&G Foods will hold a webcast and conference call at 4:30 p.m. ET today, March 6, 2008.  The call will be webcast live over the Internet from the Investor Relations section of B&G Foods’ website at www.bgfoods.com under “Investor Relations—Company Overview.”  Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast.  The call can also be accessed live over the phone by dialing (888) 686-9704 or for international callers by dialing (913) 312-0850.

A replay of the call will be available one hour after the call and can be accessed by dialing (888) 203-1112 or (719) 457-0820 for international callers.  The password is 2927248.  The replay will be available from March 6, 2008 through March 13, 2008.

About Non-GAAP Financial Measures

EBITDA (net income before net interest expense, income taxes, depreciation and amortization) is a “non-GAAP (Generally Accepted Accounting Principles) financial measure.”  A non-GAAP financial measure is defined as a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in B&G Foods’ consolidated balance sheets and related consolidated statements of operations and cash flows.

Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures. A reconciliation of EBITDA with net income and net cash provided by operating activities is included below for the fourth quarter and fiscal 2007 and the fourth quarter and fiscal 2006, along with the components of EBITDA.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, shelf-stable foods across the United States, Canada and Puerto Rico.  B&G Foods’ products include hot cereals, fruit spreads, canned meats and beans, spices, seasonings, marinades, hot sauces, wine vinegar, maple syrup, molasses, salad dressings, Mexican-style sauces, taco shells and kits, salsas, pickles, peppers and other specialty food products.  B&G Foods competes in the retail grocery, food service, specialty, private label, club and mass merchandiser channels of distribution.  Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Brer Rabbit, Cream of Rice, Cream of Wheat, Emeril’s, Grandma’s Molasses, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Ortega, Polaner, Red Devil, Regina, Sa-són, Trappey’s, Underwood, Vermont Maid and Wright’s.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for fiscal 2007 filed on March 6, 2008.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations: ICR, Inc. Don Duffy 866-211-8151	Media Relations: ICR, Inc. John Flanagan 203-682-8222

B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

(Unaudited)

	December 29, 2007	December 30, 2006
Assets
Current assets:
Cash and cash equivalents	$36,606	$29,626
Trade accounts receivable, less allowance for doubtful accounts and discounts of $745 in 2007 and $568 in 2006, respectively	42,362	31,090
Inventories	93,181	78,269
Prepaid expenses	3,556	3,246
Income tax receivable	569	516
Deferred income taxes	648	2,574
Total current assets	176,922	145,321

Property, plant and equipment, net	49,658	40,269
Goodwill	253,353	198,076
Trademarks	227,220	200,220
Customer relationship intangibles, net	122,768	14,369
Net deferred debt issuance costs and other assets	17,669	17,950
Total assets	$847,590	$616,205

Liabilities and Stockholders’ Equity

Current liabilities:
Trade accounts payable	32,126	21,520
Accrued expenses	21,894	16,520
Dividends payable	7,797	4,240
Total current liabilities	61,817	42,280

Long-term debt	535,800	430,800
Other liabilities	6,376	4,972
Deferred income taxes	68,962	62,666
Total liabilities	672,955	540,718

Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Class A common stock, $0.01 par value per share. Authorized 100,000,000 shares; 36,778,988 and 20,000,000 shares issued and outstanding as of December 29, 2007 and December 30, 2006	368	200
Class B common stock, $0.01 par value per share. Authorized 25,000,000 shares; no shares issued or outstanding as of December 29, 2007 and 7,556,443 shares issued and outstanding as of December 30, 2006	—	76
Additional paid-in capital	202,197	119,152
Accumulated other comprehensive loss	(3,718)	(1,904)
Accumulated deficit	(24,212)	(42,037)
Total stockholders’ equity	174,635	75,487
Total liabilities and stockholders’ equity	$847,590	$616,205

B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended		Fifty-two Weeks Ended
	December 29, 2007	December 30, 2006	December 29, 2007		December 30, 2006

Net sales	$132,384	$111,207	$471,336		$411,306
Cost of goods sold	92,648	82,576	323,316		297,053
Gross profit	39,736	28,631	148,020		114,253

Operating expenses:
Sales, marketing and distribution expenses	14,500	11,812	51,684		45,343
General and administrative expenses	2,880	2,632	9,682		7,688
Gain on sale of property, plant and equipment	—	—	—		(525)
Amortization expense—customer relationships	1,613	189	5,501		731
Operating income	20,743	13,998	81,153		61,016

Other expenses:
Interest expense, net	12,660	10,685	52,688		43,481
Income before income tax expense	8,083	3,313	28,465		17,535
Income tax expense	2,915	444	10,640		5,962
Net income	$5,168	$2,869	17,825		11,573

Earnings per share calculations:
Basic and diluted distributed earnings per share:
Class A common stock	$0.21	$0.21	$0.92	(1)	$0.85
Basic and diluted earnings (loss) per share:
Class A common stock	$0.14	$0.16	$0.62		$0.65
Class B common stock	$—	$(0.05)	$(0.30)		$(0.20)

(1)       “Distributed earnings” differs from actual per share amounts paid as dividends as the earnings per share computation under GAAP requires the use of the weighted average rather than the actual number of shares outstanding.

B&G Foods, Inc. and Subsidiaries

Reconciliation of EBITDA to Net Income and to Net Cash Provided by Operating Activities

(Dollars in thousands)

(Unaudited)

	Thirteen Weeks Ended		Fifty-two Weeks Ended
	December 29, 2007	December 30, 2006	December 29, 2007	December 30, 2006

Net income	$5,168	$2,869	$17,825	$11,573
Income tax expense	2,915	444	10,640	5,962
Interest expense, net	12,660	10,685	52,688	43,481
Depreciation and amortization	3,592	2,121	13,298	7,984
EBITDA(1)	24,335	16,119	94,451	69,000
Income tax expense	(2,915)	(444)	(10,640)	(5,962)
Interest expense, net	(12,660)	(10,685)	(52,688)	(43,481)
Deferred income taxes	2,379	1,255	9,323	6,165
Amortization of deferred debt issuance costs	793	708	3,190	2,830
Gain on sale of property, plant and equipment	—	—	—	(525)
Write off of deferred debt issuance costs	—	—	1,769	—
Changes in assets and liabilities, net of effects of business combination	917	7,642	(11,356)	4,744
Net cash provided by operating activities	$12,849	$14,595	$34,049	$32,771

(1)                  EBITDA is a measure used by management to measure operating performance.  EBITDA is defined as net income before net interest expense, income taxes, depreciation, and amortization. Management believes that it is useful to eliminate net interest expense, income taxes, depreciation and amortization because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations.  We use EBITDA in our business operations, among other things, to evaluate our operating performance, develop budgets and measure our performance against those budgets, determine employee bonuses and evaluate our cash flows in terms of cash needs. We also present EBITDA because we believe it is a useful indicator of our historical debt capacity and ability to service debt and because covenants in our credit facility and the indentures governing the senior notes and the senior subordinated notes contain ratios based on these measures. As a result, internal management reports used during monthly operating reviews feature the EBITDA metric. However, management uses this metric in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity and therefore does not place undue reliance on this measure as its only measure of operating performance and liquidity.

EBITDA is not a recognized term under GAAP and does not purport to be an alternative to operating income or net income as an indicator of operating performance or any other GAAP measure. EBITDA is not a complete net cash flow measure because EBITDA is a measure of liquidity that does not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions, if any, and pay its income taxes and dividends, if any. Rather, EBITDA is a potential indicator of an entity’s ability to fund these cash requirements. EBITDA also is not a complete measure of an entity’s profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses and income taxes. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. However, EBITDA can still be useful in evaluating our performance against our peer companies because management believes this measure provides users with valuable insight into key components of GAAP amounts.